EMPLOYMENT AGREEMENT AMENDMENT

Whereas, Power Technology, Inc. ("Employer") and Joey Jung ("Employee") entered into an Employment Agreement ("Agreement") on February 26, 2007, to be effective December 1, 2006 and the parties desire to amend the Agreement;

NOW, THEREFORE, in consideration for the services Employee has provided and will provide to the Employer, and in Consideration of the obligations of the Company as set forth below, the Parties agree as follows:

Paragraph 3 and 13 of the Agreement are amended in their entirety and the following shall constitute Paragraphs 3 and 13 of the Agreement:

3. **Compensation and Other Benefits**.

a. As compensation for all services rendered by Employee in performance of Employee's duties or obligations under this Agreement, Employer shall pay Employee the following base salary (the "Base Salary"): 120,000 Canadian Dollars per year for the period from December 1 2006, increasing to 132,000 Canadian Dollars per year from December 1, 2007 to November 30, 2008, increasing in each subsequent year by no less than 10% of Base Salary or such greater amount as set by the Compensation Committee. Employee is presently owed salary for the months of March, April, May and June of 2007. Employee shall be paid his March and April 2007 salary on or before July 13, 2007; his May and June 2007 salary on or before August 15, 2007; his July and August 2007 salary on or before September 14, 2007; his September 2007 salary on or before October 15, 2007, an additional payment of $ 1,208.88 on October 15, 2007; and his October 2007 salary on or before October 31, 2007. Thereafter Employee's Base Salary shall be payable in equal semi-monthly installments or in the manner and on the timetable which Employer's payroll is customarily handled or at such intervals as Employer and Employee may hereafter agree to from time to time.

b.. Employer and Employee are parties to the following Stock Option Agreements ("the Option Agreements") which entitle Employee to purchase shares of common stock of Employer without a restrictive legend, under a Form S-8 registration statement:

Date	Number of shares	Exercise price per share
Nov. 26, 2004	100,000	$.005
Dec. 30, 2005	450,000	$.005
Dec. 30, 2005	450,000	$.005
April 2, 2007	1,000,000	$.005

If Employee is paid his March and April 2007 salary on or before July 13, 2007, Employer shall issue to Employee two Million (2,000,000) fully paid and non-assessable restricted shares of common stock of Power Technology, Inc. on or before July 20, 2007; in exchange, employee surrenders and waives all right to exercise any of the Option Agreements and acknowledges that the Option Agreements are canceled, void, and of no further force and effect.

BJW JJ

c. Employee shall be entitled to be reimbursed by Employer for all reasonable and necessary expenses incurred by Employee in carrying out Employee's duties under this Agreement in accordance with Employer's standard policies regarding such reimbursements. The Employer should pay expenses by Employee in no later than 10 days after receiving the expense claims.

d. Employer shall pay, for Employee's benefit, the premiums required by Canadian law or the basic medical and health benefits (MSP) and work compensation board (WCB) insurance.

e. During each twelve (12) month period of this Agreement, Employee shall be entitled to three (3) weeks of paid vacation, increasing to four (4) weeks after five years of service. In addition, Employee shall be entitled to receive paid holidays as enjoyed by all other employees of Employer.

13 **Notices**. Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Employer and Employee as follows:

If to Employer, at:

7101 Highway 71 West – Suite 200
Austin, Texas 78735
Attention: Chairman of the Board
Facsimile No.: (512) 288-8528
bwalter@pwtcbattery.com

or, if to Employee, at:

Mr. Joey Jung
6685 Berkeley Street
Vancouver, B.C.
V5S 2J5 CANADA
jpjung@telus.net

Notices shall be deemed properly delivered and received when and if either: (i) personally delivered; (ii) delivered by nationally-recognized overnight courier; (iii) when deposited in the Mail, by registered or certified mail, return receipt requested, postage prepaid; (iv) sent via internet e mail with a confirmation of receipt. Any party may change its notice address for purposes hereof to any address within the continental United States by giving written notice of such change to the other parties hereto at least fifteen days prior to the intended effective date of such change.

All other terms of the Agreement shall remaining full force and effect.

Executed this 10th day of July, 2007.

EMPLOYER

Power Technology, Inc.

By: Bernard J Walter

Bernard J Walter – President

EMPLOYEE

Joey Jung